EXHIBIT 10.10

PROMISSORY NOTE

CZ 400,000Kc

JULY 3, 2006

          FOR VALUE RECEIVED, the undersigned, ITonis Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Nicolas Lavaud or his assigns (the “Payee”), at such place as the Payee may designate in writing, from time to time in immediately available lawful money of the Czech Republic, the principal sum of Four Hundred Thousand Czech Republic Korunos (CZ 400,000Kc) (the "Loan").

          Payment on Demand. The Loan shall be due and payable on the demand of the Payee.

          Interest. The Loan shall not bear any interest.

          Applicable Law. The validity, construction and enforceability of this Note shall be governed by the internal laws of the State of Nevada, without giving effect to conflict of laws principles thereof.

          Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.

          Obligations Absolute. The obligations of the Maker under this Note shall be absolute, and the Maker waives any and all rights to offset, deduct or withhold any payments or charges due under this Note for any reason.

          Assignment. The Maker may not assign, delegate or otherwise transfer any of its obligations under this Note, whether by merger, consolidation or other business combination, without the prior written consent of Payee.

          Costs of Collection. If this Note is not paid or otherwise performed when due or required, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

ITONIS INC.

By	/s/ Antonin Kral
Antonin Kral
Director